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13-Feb-2013

Pinnacle Entertainment, Inc. (PNK)

Q4 2012 Earnings Call

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Pinnacle Entertainment, Inc. (PNK) Q4 2012 Earnings Call	13-Feb-2013

CORPORATE PARTICIPANTS

Vincent J. Zahn	Virginia E. Shanks
Vice President of Finance & Investor Relations, Pinnacle Entertainment, Inc.	Executive Vice President & Chief Marketing Officer, Pinnacle Entertainment, Inc.

Anthony Michael Sanfilippo	Carlos A. Ruisanchez
President, Chief Executive Officer & Director, Pinnacle Entertainment, Inc.	Executive Vice President & Chief Financial Officer, Pinnacle Entertainment, Inc.

OTHER PARTICIPANTS

Felicia Hendrix	Susan A. Berliner
Analyst, Barclays Capital, Inc.	Analyst, JPMorgan Securities LLC

Joseph R. Greff	Rich A. Hightower
Analyst, JPMorgan Securities LLC	Analyst, International Strategy & Investment Group, Inc.

Chad Beynon	Carlo Santarelli
Analyst, Macquarie Capital (USA), Inc.	Analyst, Deutsche Bank Securities, Inc.

Shaun C. Kelley
Analyst, Bank of America Merrill Lynch

MANAGEMENT DISCUSSION SECTION

Operator: Good morning. My name is April and I will be your conference operator today. At this time, I would like to welcome everyone to the Fourth Quarter 2012 Earnings Call. [Operator Instructions] After the speakers’ remarks, there will be a question-and-answer session. [Operator Instructions]

Thank you. I will now turn the call over to Vincent Zahn. Sir, you may begin.

Vincent J. Zahn Vice President of Finance & Investor Relations, Pinnacle Entertainment, Inc.

Thank you, April. Good morning, everyone. My name is Vincent Zahn, Vice President of Finance and Investor Relations for Pinnacle Entertainment. Thank you for joining our 2012 Fourth Quarter and Full Year Earnings Conference Call and thank you for your interest in Pinnacle Entertainment. Earlier this morning, we released our 2012 fourth quarter and full year financial results. If you don’t have a copy of the announcement and would like one sent to you, please contact us by emailing investors@pnkmail.com.

On the call with us today is Pinnacle Entertainment’s President and Chief Executive Officer, Anthony Sanfilippo; our Chief Marketing Officer, Ginny Shanks; and our Chief Financial Officer, Carlos Ruisanchez. We’ll begin the call with prepared remarks from Anthony, Ginny, Carlos and then we’ll open the call up for your questions and answers.

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Pinnacle Entertainment, Inc. (PNK) Q4 2012 Earnings Call	13-Feb-2013

Before we get to that, we’d like to remind you that during the course of this conference call, management may state beliefs and make projections or other forward-looking statements regarding future events and future financial performance of the company. We wish to caution you that such statements are just projections and expectations and that actual events or results may materially differ. We refer you to the Safe Harbor statement that’s included in the press release and to our Annual Report on Form 10-K, quarterly reports on Form 10-Q and to our press releases and documents filed with the SEC.

In addition, today’s call may include non-GAAP financial measures within the meaning of Regulation G. A reconciliation of all such non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found in today’s press release.

It is my pleasure to turn the call over to Pinnacle’s President and CEO, Anthony Sanfilippo.

Anthony Michael Sanfilippo President, Chief Executive Officer & Director, Pinnacle Entertainment, Inc.

Thank you, Vincent. Good morning and welcome, everyone, to Pinnacle Entertainment’s 2012 fourth quarter earnings discussion. You’ll hear from Ginny Shanks, Chief Marketing Officer and Carlos Ruisanchez, our Chief Financial Officer and I’ll also take your questions after we’ve had some short comments.

2012 was another remarkable year, as we continued the transformation of Pinnacle Entertainment. We’ve outlined in today’s press release a number of highlights. In addition to record full year-over-year financial improvements, I’m especially pleased that we continue to strengthen our overall operating capabilities. We have a very talented team that extends throughout our organization.

I’d like to spend a few moments on the Ameristar transaction. The combination of our two companies makes sense in many ways. As we’ve begun the process of getting to know one another, I’ve been very pleased with the cultural component of our two companies. We both have a focus on our team members, guests and shareholders. Both companies are committed to outcomes with a long-term view on creating shareholder value. Our early assessment is the merging of our two companies will be a very good fit. We are extremely excited about the possibilities in front of us.

Now I’ll turn the call over to Ginny and Carlos to provide you some thoughts before we take your questions. Ginny?

Virginia E. Shanks Executive Vice President & Chief Marketing Officer, Pinnacle Entertainment, Inc.

Thank you, Anthony, and good morning. I’m going to spend the next few minutes talking about guest behavior trends seen during the quarter, and then provide some additional color around L’Auberge Baton Rouge.

First in terms of what we saw in the fourth quarter on a same-store basis, excluding Baton Rouge. Overall trip frequency declined, while spend per visit stayed fairly consistent with prior-year; meaning, guests visited less often, but the amount they spent while visiting our properties was similar to what we saw during the same quarter last year. The majority of the softness occurred within the Retail segment across the enterprise.

These trends continued into January, with similar patterns to what we saw in the fourth quarter, that being, overall visitation softness and declines largely seen in the Retail segment. As business levels softened in the latter part of the year, we adjusted our marketing spend. For the quarter, marketing reinvestment was down 70 basis points versus prior-year, excluding Baton Rouge.

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Pinnacle Entertainment, Inc. (PNK) Q4 2012 Earnings Call	13-Feb-2013

When you factor in the opening of the Baton Rouge property, reinvestment increased slightly, up 10 basis points in the quarter from 2011. For full-year 2012, our focus on improving the effectiveness of our marketing spend, led to an overall 60 basis point reduction in the investment.

Let me now turn to L’Auberge Baton Rouge and provide some color on what we’re seeing 120 days post-opening. First, we have seen very strong trial, with over 100,000 guests now in the property’s database. All Louisiana properties now have universal card functionalities, and we’re seeing the benefits of cross-property plays in Baton Rouge, with over 26% of the gaming revenue coming from mychoice members at other Pinnacle properties. It’s important to note that these visits to Baton Rouge have not materially impacted the play at their home properties.

Also, showing our ability to attract new guests in the fourth quarter, the Baton Rouge market grew 58% over prior-year. We are also seeing encouraging cash revenue trends, driven by the quality of the restaurants and the hotel. Overall, we’re very pleased with the visitation trends, and look to keep our focus on driving additional regional plays, continuing our brand awareness efforts and hosting high-profile events throughout 2013 remains a priority.

It’s important to remember that cultivating VIP business take time, and we’re confident that we can reach our goals, based on the quality of the property, extremely favorable guest response and the infrastructure we have in place, with an experienced host team, branch offices and a network of independent agents.

In closing, despite softness in the fourth quarter, 2012 was a very good year, with record results in Lake Charles and St. Louis, the opening of L’Auberge, Baton Rouge, and the addition of the Heartland Poker Tour. I’ll now turn the call over to Carlos.

Carlos A. Ruisanchez Executive Vice President & Chief Financial Officer, Pinnacle Entertainment, Inc.

Thank you, Ginny and Anthony, and good morning to all on the call. While the fourth quarter had a lot of noise and the main trends in the quarter were somewhat soft, we’ve made a lot of progress throughout our business in the fourth quarter and in the full year of 2012.

There were many noteworthy highlights in 2012, including record overall results in revenue, EBITDA, discretionary cash flow and adjusted EPS.

We opened Baton Rouge to overwhelmingly positive reviews from our guests. We recently completed the acquisition of the majority interest in Retama Park in Texas, and last year we acquired the Heartland Poker Tour, as Ginny mentioned.

In addition, we divested non-core Boomtown Reno operations and entered into an agreement to sell the Atlantic City land interest.

In March of 2012, we refinanced bonds which extended maturities at lower rates, and we purchased almost 7% of our shares outstanding, where we have tremendous conviction of the value of our company. And we’re very pleased to have purchased shares at those very compelling levels.

And, finally, as you all know, we announced the Ameristar acquisition at the end of the year, which will be a transformational event for our company when completed. Strategically and operationally, 2012 was a very solid year.

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Pinnacle Entertainment, Inc. (PNK) Q4 2012 Earnings Call	13-Feb-2013

Turning to our development pipeline and some other topics of interest. On River Downs, as noted in the release, we are well on our way with the redevelopment of River Downs in Cincinnati. Demolition of the grandstands and related facilities will be completed shortly, and we expect to begin construction of a new gaming entertainment center this quarter. We plan to open in the second quarter of 2014.

In the fourth quarter, there was a $4.7 million non-recurring, non-cash accelerated depreciation charge associated with the demolition of the buildings that were cleared to make way for the new gaming entertainment center. We are excited about the prospects of this project and look forward to the addition to our portfolio of market-leading properties next year.

At Lumière, we have now satisfied our commitment to the city of St. Louis under the redevelopment agreement, which was put in place over five years ago, before opening that property. As part of the amended redevelopment agreements, we contributed cash, donated some land for the overall benefit of the City of St. Louis. In the quarter, we took approximately a $10 million charge to account for these contributions, which satisfied our remaining $37 million commitments under the redevelopment agreement.

At River City in St. Louis, the first phase of the $82 million expansion, the 1,600-space parking garage opened in the fourth quarter and alleviated parking shortage at the property. The next two phases are progressing rapidly, with a multipurpose event center expected to come online by the summer and the hotel is scheduled to open in the third quarter of 2013. As we noted in the release, the project is on budget and actually ahead of schedule.

On Asian Coast Development, as noted in the release, ACDL continues to make progress on the development of the Ho Tram Strip. Phase 1A (sic) [A1] (10:00) of MGM Grand Ho Tram Beach is substantially complete and work continues on the Greg Norman designed golf course and the second hotel tower of MGM Grand. As previously disclosed, ACDL is engaged with the government of Vietnam to amend its investment certificate. The opening of the resort for operation is subject to receiving the amended investment certificate, the resumption of funding by its lenders, a working capital facility, and depending on the length of the delay, additional capital will be financed from operations.

During the quarter, ACDL raised $30 million from Harbinger Capital affiliates in December 2012. Pinnacle did not participate in that capital raise and, as such, our equity interest in ACDL was reduced to approximately 24% on a fully diluted basis. We retained the option to invest our pro rata share of the $30 million capital raise, which would offset the dilution we incurred, if exercised.

In accordance with GAAP and in light of the delay of obtaining the amended investment certificate beyond the expected opening date for Phase 1A (sic) [A1] (11:08) of the MGM Grand Ho Tram, we have taken a non-cash charge in the quarter of $25 million against the carrying value of our investment in ACDL. We remain believers for the prospects of MGM Grand Ho Tram Beach when it eventually opens. The product that’s been built is spectacular and we will post some photos today on our website so that you can see that for yourself.

In summary, we are excited about 2013 and the path we have charted for our company. The Ameristar acquisition will transform our company by increasing scale, diversity and opening up opportunities in the future. We believe we have a strong financial profile, room for further operational improvements and a bright future ahead.

With that, I will turn the call back to Anthony.

Anthony Michael Sanfilippo President, Chief Executive Officer & Director, Pinnacle Entertainment, Inc.

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Pinnacle Entertainment, Inc. (PNK) Q4 2012 Earnings Call	13-Feb-2013

Carlos, thank you very much. April, we will take any questions that callers have.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] And your first question comes from Felicia Hendrix.

Anthony Michael Sanfilippo President, Chief Executive Officer & Director, Pinnacle Entertainment, Inc.	A

Good morning, Felicia.

Felicia Hendrix Analyst, Barclays Capital, Inc.	Q

Good morning. At L’Auberge Du Lac, I know you had a little hold there, but the flow-through at the property looked slower than usual, even adjusting for this. So I’m just wondering would you contribute that to the room-remodel disruption? And, if so, should we expect similar results through the first half of the 2013 when that’s getting completed? And then also just wondering when you’re – are you’re going to start Phase 2 right after you finish Phase 1?

Anthony Michael Sanfilippo President, Chief Executive Officer & Director, Pinnacle Entertainment, Inc.	A

Yeah, we would say that when you take that many rooms out of service in a quarter, it does have an impact. We’ve stated both in the release and in Ginny’s comments that we saw a bit softening in the business. We’ve made adjustments for that. I would tell you the team that we have in Lake Charles are very focused on margin flow-through and making sure that we’re managing the business as efficiently as possible, while making sure we take care of our guests that are there. I think it is a reasonable assumption, with that many rooms that are out of service, that it could have an impact on flow-through in this given quarter. We’re trying to get this next phase done before the summer season hits and then we would not continue with rooms until after Labor Day, next September.

Felicia Hendrix Analyst, Barclays Capital, Inc.	Q

Okay. That’s helpful. Thanks. And then at my favorite property, Belterra, you talked about temporary elevated repair and maintenance operating expenses there. I was just wondering if you could discuss that. And did that account for all the higher costs at that property? Because if you just took the numbers at face value, you might make the conclusion that you might be promoting more than normal in that market.

Carlos A. Ruisanchez Executive Vice President & Chief Financial Officer, Pinnacle Entertainment, Inc.	A

Hi, Felicia. This is Carlos. Yeah, we had roughly about, call it, $0.5 million worth of unusual repair expenses at Belterra due to some things that broke down beyond their expected life, when we normally would have it...

Anthony Michael Sanfilippo President, Chief Executive Officer & Director, Pinnacle Entertainment, Inc.	A

To be specific, a pipe burst – broke...

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Pinnacle Entertainment, Inc. (PNK) Q4 2012 Earnings Call	13-Feb-2013

Carlos A. Ruisanchez Executive Vice President & Chief Financial Officer, Pinnacle Entertainment, Inc.	A

A pipe broke and...

Anthony Michael Sanfilippo President, Chief Executive Officer & Director, Pinnacle Entertainment, Inc.	A

And flooded...

Carlos A. Ruisanchez Executive Vice President & Chief Financial Officer, Pinnacle Entertainment, Inc.	A

And flooded some rooms, and that’s clearly – it’s not normal.

Anthony Michael Sanfilippo President, Chief Executive Officer & Director, Pinnacle Entertainment, Inc.	A

It was not expected for that to happen.

Carlos A. Ruisanchez Executive Vice President & Chief Financial Officer, Pinnacle Entertainment, Inc.	A

However, there certainly – there is – the environment in that market, as you’ve seen from the numbers that are out there, it certainly – it’s gotten more competitive, as you have additional competition that’s come online. We continue to focus on the resort getaway theme that we’ve been honing now for some time. And there are certainly some amenities that we’re upgrading and we’re in the process of that – which will have – will come online by the spring here that will help us compete more effectively. But that market has been soft and certainly that trend has continued into the early part of the year.

Anthony Michael Sanfilippo President, Chief Executive Officer & Director, Pinnacle Entertainment, Inc.	A

Well, let me add that we really believe our strategy is right there, that this is a unique property. When you look at what’s in Ohio, what’s in Kentucky, this is a wonderful property. Our buffet that we’re remodeling is 11 years old. It was never remodeled. It was actually embarrassing, the best way to say it. And we’ll have that completed by the end of March. We also have a – the stadium, which is a concept we have in multiple properties, we are putting that into the property. That’ll be done by late spring/early summer. And we really think in light of what’s happening around us that we have a unique product offering of a full-service resort. And we’re focused on attracting guests that – that’s where they want to be. I know it’s been a property you haven’t brought up in a while, Felicia, but it is a property that we think is unique compared to others that you might see within the competitive sets.

And then we believe and we’ve started on River Downs, we are completely rebuilding River Downs. We think that’ll be a complementary property in Cincinnati. It will be a local concept where people who want to come and play in the afternoon, grab something to eat, play in the evening and then have a full resort experience an hour away, will find both of those properties beneficial.

And, while we haven’t revealed the plans yet, we’re excited about what we’re building and the capital spend that we’re building it for. And we think it’ll be added value to our company when it opens up in the spring of 2014.

Felicia Hendrix Analyst, Barclays Capital, Inc.	Q

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Pinnacle Entertainment, Inc. (PNK) Q4 2012 Earnings Call	13-Feb-2013

Thank you. And just last and final question, just with the second request from the FTC that you just got, are there any concerns there?

Anthony Michael Sanfilippo President, Chief Executive Officer & Director, Pinnacle Entertainment, Inc.	A

Well, it’s part of a process that we’re going through to complete the transaction. So we are – the process of going through both regulatory and governmental review is part of the process. So we’re – we still fully expect to close by the end of the third quarter, possibly even sooner, depending on how the process rolls out.

Felicia Hendrix Analyst, Barclays Capital, Inc.	Q

Okay. Thank you very much.

Anthony Michael Sanfilippo President, Chief Executive Officer & Director, Pinnacle Entertainment, Inc.	A

Thanks, Felicia.

Operator: Your next question comes from Joe Greff.

Carlos A. Ruisanchez Executive Vice President & Chief Financial Officer, Pinnacle Entertainment, Inc.	A

Good morning, Joe.

Joseph R. Greff Analyst, JPMorgan Securities LLC	Q

Good morning, everybody.

Anthony Michael Sanfilippo President, Chief Executive Officer & Director, Pinnacle Entertainment, Inc.	A

Hey, Joe.

Joseph R. Greff Analyst, JPMorgan Securities LLC	Q

Question for you on Baton Rouge. Expenses are a little bit higher, and I know the property’s been open for four months. When you look at the cadence of operating expenses or margins throughout the quarter, was there a noticeable change within the operating expense structure, say December, month three in the quarter, versus October or month one in the quarter? And then on corporate expense, corporate expense came in a little bit below. Is that a good run rate to use going forward from here, $4.4 million per quarter? Thank you.

Anthony Michael Sanfilippo President, Chief Executive Officer & Director, Pinnacle Entertainment, Inc.	A

Yeah, thanks, Joe. Let me start with Baton Rouge and I’ll have Carlos talk about our corporate expenses, which obviously we’re very proud that we’ve been able to materially right-size our corporate operation over time. Baton Rouge – and it was mentioned – we’re very proud of. We have opened a terrific facility that the guests that have come to that facility rave about it. And a side note, internally, we on a regular basis do measurements for guest

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Pinnacle Entertainment, Inc. (PNK) Q4 2012 Earnings Call	13-Feb-2013

service, and right out of the box, it’s the highest-rated property in our company, which means that our management team has done a number of things very well there in preparing that property to receive guests.

So we feel great about the quality of the property. We feel wonderful about the service that we’re giving to our guests. When we opened up that property, we opened it with a certain structure in mind to make sure that we accommodated the guests that came in. We had a lot of guests that came in on the very front end. And we’ve continued to adjust both labor, as well as other expenses to make sure that it’s in line with the volume of business that we see today.

We’re very much focused on moving forward with why that property was built. It was to attract more the high-end or VIP business. And those that we’re looking to attract it from, they’re not laying down; they’re doing what they can to try to keep that business. So we see the ramp-up period as being a period of 12 to 18 months, where as we get trial there, people are saying: we love this product; we love how you service us and we love coming to L’Auberge in Baton Rouge.

So to specifically answer your question, we had a lot from the standpoint of market awareness. We did a lot of advertising on the front end. We just didn’t assume that everyone was going to know that property was there. And our marketing awareness has shifted now after a four-month period.

And we believe that we’re much more in line with appropriate operating costs for the level of business that we have today, and we’ll keep that adjusted as we look to drive additional business there. What we’re not doing, what would be crazy on our part, is if we started to discount that business. We’re very much focused, what we originally told you all that we were going to do, and that is we’re appealing for about a 90-mile radius around Baton Rouge where we believe we have a product that competes with any other high-end product within about a two to three-hour drive to Baton Rouge.

Now the other thing I’ll just add is that we feel pretty good about the airlift that comes into Baton Rouge, the commercial airlift. And Baton Rouge is a vibrant and growing city. So from a longer-term point of view, we are very bullish on what we have in Baton Rouge.

Carlos A. Ruisanchez Executive Vice President & Chief Financial Officer, Pinnacle Entertainment, Inc.	A

Joe, as it relates to the corporate overhead, we’ve been roughly at, call it, $5 million or so. There was some variability throughout the year. Certainly, under pre-Ameristar, we think that’s a decent run rate out there. And post-Ameristar, don’t know yet. But, we’ll – we can have the discussion after that transaction closes.

Joseph R. Greff Analyst, JPMorgan Securities LLC	Q

Okay. Great. And then one final question related to ACDL. One, what is the net carrying value of your investment at the end of the 4Q, net of this $25 million non-cash write-down? And then, obviously, I’m presuming that if you had an update with respect to amending the investment certificate or expectations for timing, you would have put that in the press release this morning. But can you talk about do you have a sense of timing there at all? Or any elaboration other than what you talked about earlier and what’s in the press release would be helpful? And that’s all for me. Thank you, guys.

Carlos A. Ruisanchez Executive Vice President & Chief Financial Officer, Pinnacle Entertainment, Inc.	A

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Pinnacle Entertainment, Inc. (PNK) Q4 2012 Earnings Call	13-Feb-2013

Sure. Thanks. As it relates to the carrying value, no, we actually invested roughly about $110 million, $111 million all-in in that investment. We [audio gap] (23:03 – 23:10) capitalized interest, which had that carrying value go up to – going from $116 million or so, in accordance with GAAP. And this with – brings it down to the low $90 million when you take that into account.

As it relates to the investment certificate, it clearly – there’s been a lot of work that continues to take place. Currently, Vietnam is in Tet, which is the New Year and, as a result, the government shuts down for that period of time. Our hope is that this will get resolved quickly. And originally, the company, ACDL, expected to be open effectively by now. Clearly, that hasn’t happened. And the linchpin is going to be getting the investment certificate amended.

Anthony Michael Sanfilippo President, Chief Executive Officer & Director, Pinnacle Entertainment, Inc.	A

And I’ll add to that, Joe, that Carlos in his earlier comments said that we would be posting photos of the MGM Grand Ho Tram today on our website. And we decided to do that because it’s just so spectacular. When you see the photos, I think all of you will be pleasantly surprised at the quality of the facility and the beauty of facility; couple that with MGM has done a wonderful job in preparing staff to open up. The place is ready to go. This last step really has to do with amending this investment certificate. ACDL is responsible for that and we stay in touch with them, but that is a responsibility and Carlos explained that there is sort of a holiday period at this point. But they’re focused on – it’s the highest priority to amend the investment certificate so that the project can move forward and open.

Joseph R. Greff Analyst, JPMorgan Securities LLC	Q

Thank you.

Anthony Michael Sanfilippo President, Chief Executive Officer & Director, Pinnacle Entertainment, Inc.	A

Thank you, Joe. We’ll go on, April, to the next question.

Operator: Your next question is from Chad Beynon.

Chad Beynon Analyst, Macquarie Capital (USA), Inc.	Q

[inaudible] (25:17) on the strong year. First, just wanted to touch on St. Louis; Ginny kind of noted some mychoice performance at some of the other markets. We’ve seen a significant disruption at Maryland Heights and the removal of the Total Rewards program for patrons there. And I know it’s early, but can you talk about any growth in your mychoice database in St. Louis? And any other detail on player [ph] COs (25:44) or anything else that can help us think about some additional business that you’re getting from that change there? Thanks.

Virginia E. Shanks Executive Vice President & Chief Marketing Officer, Pinnacle Entertainment, Inc.	A

Yeah, I’m not sure I’d attribute to that change, but we continue to attract new members into mychoice. We stay focused on making sure that we have a very compelling loyalty program. We’re getting ready to have our mychoice events, our renewal events, in April this year. We think the program continues to get even more exciting. So as we’ve said before, we run our own race. We focus on those things that are unique and compelling with Lumière and with River City and then bring those two together under the mychoice umbrella. So that program continues to

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Pinnacle Entertainment, Inc. (PNK) Q4 2012 Earnings Call	13-Feb-2013

grow and I wouldn’t speculate upon this growth based on what’s going on in the market. It’s I think about – more about what we do – excuse me, within our marketing efforts to attract those guests really 12 months out of the year.

Anthony Michael Sanfilippo President, Chief Executive Officer & Director, Pinnacle Entertainment, Inc.	A

And then couple it with how we service the guests at the property. It really is – part of it is being part of a loyalty program that our guests feel like has value. And then a big part of it – and we don’t talk a lot about it – is the experience they get when they visit our properties.

Virginia E. Shanks Executive Vice President & Chief Marketing Officer, Pinnacle Entertainment, Inc.	A

And then it’s important to note, it was mentioned in the release, but the parking garage opened at River City over the Thanksgiving weekend, and that obviously has been a good addition to the property, particularly as we went into the winter months.

Chad Beynon Analyst, Macquarie Capital (USA), Inc.	Q

Okay. Thanks. And then maybe a follow-up on that, could you talk about kind of an updated strategy on social gaming or online gaming? As you would potentially grow your mychoice database, and then pending the closure of Ameristar, you would potentially double the members in your loyalty program, kind of an update there on the Heartland Poker Tour, social gaming and online gaming strategy?

Virginia E. Shanks Executive Vice President & Chief Marketing Officer, Pinnacle Entertainment, Inc.	A

Yeah, take the Heartland Poker Tour, and then that kind of bleeds into our online strategy. So Heartland is on – Heartland Poker Tour is on very good footing. We have spent a lot of time kind of putting that business back together; anticipate a very strong year this year in the land-based tournaments. In terms of that brand, we had talked about it when we acquired Heartland Poker Tour that that would be the poker brand – excuse me, in which we would move forward with both in offline and online.

As we think about online, obviously, we’re operating in a play-for-fun environment. So we’re in the process of creating our strategy and then building up that strategy for a play-for-fun online casino where Heartland would be our poker brand housed within that. And then where it goes from there is obviously based on what happens with real-money gaming. It’s too early to talk about, having the loyalty program in a combined company basis. We do anticipate having one loyalty program that would be the best of both between Ameristar and Pinnacle, and that would be designed during and really post the integration process and then, most likely, put in place in 2014 as one loyalty program, again, with the best of both.

And then in terms of social media, that continues to be an important aspect of our marketing channels. We now have, all our websites are mobile, just getting ready to launch the reservation functionality within the mobile devices. And all mychoice members can actually – we have what we launched earlier this year or I should say in 2012, we call it myConnection. And, just briefly, what it is, is it’s an online mole community, if you will, where members within our top-three tiers can go on. They can chat directly with the general managers of the property. Owner’s Club members can chat directly with Anthony. They can talk as a community together. So we think that just really reinforces kind of the emotional benefits of mychoice and the access that our mychoice members have with our senior leadership team.

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Pinnacle Entertainment, Inc. (PNK) Q4 2012 Earnings Call	13-Feb-2013

Chad Beynon Analyst, Macquarie Capital (USA), Inc.	Q

Thank you.

Anthony Michael Sanfilippo President, Chief Executive Officer & Director, Pinnacle Entertainment, Inc.	A

Thank you very much. April, next question.

Operator: Your next question is from Shaun Kelley.

Shaun C. Kelley Analyst, Bank of America Merrill Lynch	Q

Hi. Good morning, guys. I just wanted to go back to, Ginny, some of your prepared remarks on the consumer. Obviously, the slowdown is something that I think we’ve all seen in the numbers. And I’m wondering if you could just provide a little bit more color on – just any sense from the consumer as you guys have probably polled or talked to them a little bit about why trips might be down as much as they are? And what kind of might be going on with the consumer psyche?

Virginia E. Shanks Executive Vice President & Chief Marketing Officer, Pinnacle Entertainment, Inc.	A

Yeah, I – we have not polled consumers. I think consumers, like many of us, are reacting to what happened with the payroll tax and what the paycheck ramifications of that have been in the month of January. It was obviously uncertainty in the fourth quarter as the election and the fiscal cliff and all that was playing out. And you know as well as we do, this is a trend that’s not unique to us; it’s seen within our industry and seen outside of our industry. So I think it’s somewhat of an absorption of what has happened over the last three to four months. And we’ll remain focused on having the right levels of marketing reinvestment and not chasing business that may not be in an environment where right now they’re ready to respond. We’ll be very focused on making sure our marketing efforts are well-defined and within the appropriate financial parameters.

Shaun C. Kelley Analyst, Bank of America Merrill Lynch	Q

That’s helpful. And then I guess one specific one on St. Louis. I think Ameristar in their release mentioned that a competitor’s property was out of service for some period of time in that market, which may have helped them out a little bit. Any sense as to whether or not that’s something you guys are a little bit more cautious on going forward just in terms of as the transition of that property kicks up, if that’s something that may weigh on you guys? Or are you not as worried about that as they probably are, given the location?

Anthony Michael Sanfilippo President, Chief Executive Officer & Director, Pinnacle Entertainment, Inc.	A

Yeah, Shaun, we will continue to say we run our own race. And that if a competitor acts in a manner to attract a broad base of guests that they’ve got to make that decision. We – Ginny stated it extremely well. We’re very focused on who are guests are, what each property focuses on from an offering standpoint, and we’re just not in the mass marketing, come one, come all to our property. That’s not who we are.

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Pinnacle Entertainment, Inc. (PNK) Q4 2012 Earnings Call	13-Feb-2013

Shaun C. Kelley Analyst, Bank of America Merrill Lynch	Q

Okay. Thanks, Anthony. Just one last one on Vietnam, I guess. Specifically, to kind of hit on the crux of the question, I mean, I think what most investors are probably concerned with is whether or not you would be putting – looking to put more investment into the property, or if more investment is required. Is there any way you can give us a sense? I mean, obviously, I think we know that the project’s very close to actual physical completion. Does it need more funding at this point? And would you guys be on the hook for that? Or get your stake diluted further from this point? Is that something you guys could give us a little color on?

Anthony Michael Sanfilippo President, Chief Executive Officer & Director, Pinnacle Entertainment, Inc.	A

Yeah. I’d like you to look at those photos sometime today so that you can see the product that’s been developed there. As I think – and I know, Shaun, that you’ve spent time in Asia, but I think people will be amazed at what’s been built. We are very prudent in making sure that any investment we make, whether it’s with Asian Coast Development or anything else, that it’s pretty thoughtful. We want to see this property open up. We are an investor in it. We’ve got an agreement to manage the second property there. We’ve come to no conclusions on would we participate in a capital call or would we not. It would depend on the conditions at the time. Getting the investment certificate is really critical. The ability to get that investment certificate that then allows the property to open up is really the gate that ACDL needs to deliver for us to have a level of confidence to continue to be an investor in that project.

Shaun C. Kelley Analyst, Bank of America Merrill Lynch	Q

Great. Thanks for taking my questions.

Anthony Michael Sanfilippo President, Chief Executive Officer & Director, Pinnacle Entertainment, Inc.	A

Thanks, Shaun.

Operator: Your next question is from Susan Berliner.

Susan A. Berliner Analyst, JPMorgan Securities LLC	Q

Hi. Good morning.

Carlos A. Ruisanchez Executive Vice President & Chief Financial Officer, Pinnacle Entertainment, Inc.	A

Morning.

Anthony Michael Sanfilippo President, Chief Executive Officer & Director, Pinnacle Entertainment, Inc.	A

Hey, Sue.

Susan A. Berliner Analyst, JPMorgan Securities LLC	Q

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Pinnacle Entertainment, Inc. (PNK) Q4 2012 Earnings Call	13-Feb-2013

Hey. I guess on the development, I was wondering what the results are for out of Ohio, if that changes your plans at all for your racino? And, also, if you have any updated thoughts on Ameristar’s Lake Charles property, if you would change anything with that – with regards to that development?

Anthony Michael Sanfilippo President, Chief Executive Officer & Director, Pinnacle Entertainment, Inc.	A

Well, so let me start with your – the first thing that you asked about. We have been very thoughtful about the level of capital investment that we’re putting into River Downs in Cincinnati. One, we have a terrific location that is just right off a major interstate. We like the population base that we are going to appeal to. We have paid close attention to what win per unit’s been at other properties. We are – we’re focused on a 1,600-machine VLT facility. We think we’re building the right facility and we think it’s going to be of the right quality, as well as we think it’s going to do quite well. We think it’ll exceed a 15% return on invested capital, which is our threshold.

The second question on Lake Charles, we are – Ameristar is in charge, and they are managing that process. And we’re going through the appropriate process for us to close on the transaction and fully close. It’s their responsibility to complete the project as they’ve committed to.

Susan A. Berliner Analyst, JPMorgan Securities LLC	Q

Great. And I just had one other question with regards to the timing of, I guess, the small-capital raise or, I should say, the bank debt as well as the bond that you guys are looking for Lake Charles – for Ameristar. When should we expect the financing?

Carlos A. Ruisanchez Executive Vice President & Chief Financial Officer, Pinnacle Entertainment, Inc.	A

Sue, the financing will likely end up being sometime in the second quarter. It all depends on timing of regulatory approvals. Obviously, we don’t want to fund things ahead of time and carry double interest. So we’ll see. I would expect that there, sometime in the second quarter, middle to latter part of it, is when we’ll go out to a broader syndication.

Susan A. Berliner Analyst, JPMorgan Securities LLC	Q

Great. Thank you.

Anthony Michael Sanfilippo President, Chief Executive Officer & Director, Pinnacle Entertainment, Inc.	A

Great. Thank you, Sue.

Operator: Your next question is from Rich Hightower.

Rich A. Hightower Analyst, International Strategy & Investment Group, Inc.	Q

Hi...

Anthony Michael Sanfilippo President, Chief Executive Officer & Director, Pinnacle Entertainment, Inc.	A

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Pinnacle Entertainment, Inc. (PNK) Q4 2012 Earnings Call	13-Feb-2013

Hey, Rich.

Rich A. Hightower Analyst, International Strategy & Investment Group, Inc.	Q

Hey, guys. Good morning. Just a quick follow-up on ACDL, as I’m wondering if we can get a little more color on how the $25 million write-down was calculated? I think it’s about a 23% write-down, compared to the $111 million that you guys have invested. And is that solely related to the timing of the investment certificate? Or is there something else going on in the numbers there?

Carlos A. Ruisanchez Executive Vice President & Chief Financial Officer, Pinnacle Entertainment, Inc.	A

No, what I would tell you is that this was driven by the accounting needs in doing a valuation, which takes a relatively high discount-rate to cash flows to end up there. The sentiment – I would, frankly, focus less on the amount per se, and more on the sentiment. Clearly, the property is opening up later than expected. And as a result of that, we thought it’d be prudent to take a write-down. There was valuation done that – for which there is back-up for. But the prospects of the property, once opened, in our view, have really not changed. It’s more a question of timing and what happens between now and then.

Rich A. Hightower Analyst, International Strategy & Investment Group, Inc.	Q

Okay. Great. And then, are there any potential other sources of bank funding? Or is it limited to the syndicate of Vietnamese banks? Is there any flexibility there?

Carlos A. Ruisanchez Executive Vice President & Chief Financial Officer, Pinnacle Entertainment, Inc.	A

The ACDL has been in discussions as it relates to the working capital facility that they’ll need to secure. Some of that will, again, be based on timing and it’s – you can imagine, getting the investment certificate amended is a key part of that process. So there – reason to believe that there will be other sources of capital once the investment certificate’s amended and the current syndicate of banks restarts funding and what is done under the committed facility that they have in place.

Rich A. Hightower Analyst, International Strategy & Investment Group, Inc.	Q

All right. Thanks, Carlos. Appreciate it.

Carlos A. Ruisanchez Executive Vice President & Chief Financial Officer, Pinnacle Entertainment, Inc.	A

Sure.

Anthony Michael Sanfilippo President, Chief Executive Officer & Director, Pinnacle Entertainment, Inc.	A

Thanks, Rich. April, we have time for one last caller.

Operator: Your last question comes from Carlo Santarelli.

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Pinnacle Entertainment, Inc. (PNK) Q4 2012 Earnings Call	13-Feb-2013

Carlo Santarelli Analyst, Deutsche Bank Securities, Inc.	Q

Hey, guys. Good morning.

Anthony Michael Sanfilippo President, Chief Executive Officer & Director, Pinnacle Entertainment, Inc.	A

Hey, Carlo.

Carlo Santarelli Analyst, Deutsche Bank Securities, Inc.	Q

Just quickly, one strategic question, then I had one quick one for Ginny. Anthony, Carlos, when you guys obviously have been pretty aggressive with your share buyback recently. As we get closer to closing the Ameristar transaction, how are you guys thinking about your uses of capital heading into that?

Carlos A. Ruisanchez Executive Vice President & Chief Financial Officer, Pinnacle Entertainment, Inc.	A

As we mentioned on the call that we had when we announced Ameristar, our leverage clearly will be higher than it is today upon closing that transaction and we’ll be focused, first and foremost, in the integration and, second, in paying down debt. As mentioned in the release, we have suspended the buyback, looking to preserve capital to put at the Ameristar transaction. And we’ll evaluate it. The program is still authorized by the board. We’ll evaluate things as they go, but the focus will be on integration and paying down debt upon closing.

Carlo Santarelli Analyst, Deutsche Bank Securities, Inc.	Q

Understood. And then with respect to maintenance capital outlays, anything changing meaningfully for 2013?

Anthony Michael Sanfilippo President, Chief Executive Officer & Director, Pinnacle Entertainment, Inc.	A

Yeah, I’ll tell you that one of the things we’re very proud of and one of the things that we’ve been very pleased with as we have taken a good look at the Ameristar properties is both companies have been diligent and responsible in making sure that the properties were well-maintained. We will continue to be both diligent and responsible in making sure we don’t have properties that are in disrepair or don’t fulfill the expectations our guests will have – do have when they come to the property.

Carlo Santarelli Analyst, Deutsche Bank Securities, Inc.	Q

Great. Thanks. And then, Ginny, just one quick follow-up, with respect to marketing plans and obviously given the fourth quarter results from a regional gaming perspective, in general, and what we’ve kind of seen stagnate into January, how flexible are you guys with respect to your coordinating around your plans? I.e. what is the lag time between when you could effectively institute something based on the volumes that you happen to be seeing?

Virginia E. Shanks Executive Vice President & Chief Marketing Officer, Pinnacle Entertainment, Inc.	A

We can react fairly quickly or, actually I should say, pretty quickly. We have forecasting tools, so we can anticipate the business volumes for those properties that have hotel demand. So there is trends that you can look out into the future and, therefore, adjust accordingly versus waiting for business volumes and then reacting.

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Pinnacle Entertainment, Inc. (PNK) Q4 2012 Earnings Call	13-Feb-2013

So I would just answer it more succinctly that we can react. And, really, plus react we can proactively adjust our marketing spend based on the business volumes that we’re seeing with future demand, whether it be hotels, events, those kind of things, response rates. So we’re pretty nimble when it comes to that.

Carlo Santarelli Analyst, Deutsche Bank Securities, Inc.	Q

That’s very helpful. Thank you, all.

Anthony Michael Sanfilippo President, Chief Executive Officer & Director, Pinnacle Entertainment, Inc.	A

Thank you, Carlo.

Anthony Michael Sanfilippo President, Chief Executive Officer & Director, Pinnacle Entertainment, Inc.

And I’d like to thank everyone for joining us on this call. I want to especially thank those team members that are listening in and potential future team members. We are very excited about what the future holds for us all. And for those that are investors, thank you for believing in Pinnacle Entertainment. We will continue to do everything we can to be a company you’re all proud of and feel very good about your investment. Thank you, all.

Operator: Thank you for joining today’s conference call. You may now all disconnect.

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About Pinnacle Entertainment

Pinnacle Entertainment, Inc. owns and operates seven casinos, located in Louisiana, Missouri, and Indiana, and a racetrack in Ohio. In addition, Pinnacle is redeveloping River Downs in Cincinnati, Ohio into a gaming entertainment facility, owns an approximate 24% equity stake in Asian Coast Development (Canada) Ltd. (ACDL), assuming conversion of all preferred stock, exercise of all warrants and exercise of certain options, an international development and real estate company currently developing Vietnam’s first large-scale integrated resort on the Ho Tram Strip, and holds a majority interest in the racing license owner, as well as a management contract, for Retama Park Racetrack outside of San Antonio, Texas.

On December 20, 2012, the Company agreed to acquire Ameristar Casinos, Inc. in an all cash transaction valued at $26.50 per Ameristar share or total consideration of $2.8 billion including assumed debt. Ameristar owns and operates casino facilities in St. Charles near St. Louis, Mo.; Kansas City, Mo.; Council Bluffs, Iowa; Black Hawk, Colo.; Vicksburg, Miss.; East Chicago, Ind.; and the Jackpot properties in Jackpot, Nev.

All statements included in this transcript, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the Company’s future operating performance; future growth; ability to implement strategies to improve revenues and operating margins at the Company’s properties; the Company’s share repurchase authorization and timing and ability to repurchase shares of the Company’s common stock under a share repurchase program; the transaction between the Company and Ameristar and the timing and ability to close the transaction with Ameristar; the expected synergies and benefits of a potential combination of the Company and Ameristar, including the expected accretive effect of the merger on the Company’s financial results and profit, the anticipated benefits of geographic diversity that would result from the merger and the expected results of Ameristar’s gaming properties, prospective performance and opportunities; the Company’s ability to successfully implement marketing programs to increase revenue at the Company’s properties; the Company’s ability to achieve the expected financial objectives and returns of its L’Auberge Baton Rouge property; the Company’s ability to improve operations and performance at Boomtown New Orleans; the budgets, completion and opening schedules of the Company’s various projects, including the River City expansion project, the River Downs project and the Boomtown New Orleans hotel project; the facilities, features and amenities of the River City expansion project, the River Downs project, and the Boomtown New Orleans hotel project; the anticipated capital expenditures for 2013; the ability of the Company to sell or otherwise dispose of discontinued operations; the ability of the Company to close the transaction to sell the Company’s Atlantic City land holdings; the projected opening date for MGM Grand Ho Tram and the ability of ACDL to obtain an amended investment certificate, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors and uncertainties that could cause actual results to differ materially from those reflected by such statements. Such factors and uncertainties include, but are not limited to: (a) the Company’s business may be sensitive to reductions in consumers’ discretionary spending as a result of downtowns in the economy; (b) the global financial crisis may have an impact on the Company’s business and financial condition in ways that the Company currently cannot accurately predict; (c) significant competition in the gaming industry in all of the Company’s markets could adversely affect the Company’s revenues and profitability; (d) many factors, including the escalation of construction costs beyond increments anticipated in its construction budgets and unexpected construction delays, could prevent the Company from completing its various projects within the budgets and on time, including the Boomtown New Orleans hotel project, the River City expansion project and the River Downs project; (e) the timing to consummate the transaction between the Company and Ameristar; (f) the ability and timing to obtain required regulatory approvals (including approval from gaming regulators) for the transaction with Ameristar and satisfy or waive other closing conditions; (g) the ability to obtain the approval of Ameristar’s stockholders; (h) the possibility that the merger with Ameristar does not close when expected or at all; or that the companies may be required to modify aspects of the merger to achieve regulatory approval; (i) the Company’s ability to realize the synergies contemplated by a potential transaction with Ameristar; (j) the Company’s ability to promptly and effectively integrate the business of the Company and Ameristar; (k) the requirement to satisfy closing conditions to the merger with Ameristar as set forth in the merger agreement, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (l) uncertainties in the global economy and credit markets and its potential impact on the Company’s ability to finance the transaction; (m) the outcome of any legal proceedings that may be instituted in connection with the transaction with Ameristar; (n) the ability to retain certain key employees of Ameristar; (o) that there may be a material adverse change of the Company or Ameristar, or the respective businesses of the Company or Ameristar may suffer as a result of uncertainty surrounding the transaction; (p) the Company’s ability to fund the transaction with Ameristar; (q) the terms of the Company’s credit facility and the indentures governing its senior and subordinated indebtedness impose operating and financial restrictions on the Company; (r) the Company faces many risks associated with its investment in ACDL, which is developing a complex of integrated resorts in Vietnam, such as ACDL’s ability to open the first phase of the first integrated resort, to obtain an amended investment certificate and to raise capital to fund the development of the phases of the planned resort complex, among other risks; (s) many factors, including the escalation of construction costs beyond increments anticipated in construction budgets, could prevent ACDL from completing its Ho Tram development project within budget and on time and as required by the conditions of its certificate in Vietnam; (t) ACDL will have to obtain all necessary approvals for completing the Ho Tram development project, including gaming and regulatory approvals, some of which are beyond its control; (u) fluctuations in the trading volume and market price of shares of the Company’s common stock, general business and market conditions and management’s determination of alternative needs and uses of the Company’s cash resources may affect the Company’s share repurchase program; (v) the Company may experience delays in closing the transaction to sell the Company’s Atlantic City land holdings due to circumstances beyond its control or an agreement may not be entered into at all; and (w) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

Belterra, Boomtown, Casino Magic, Heartland Poker Tour, L’Auberge Lake Charles, L’Auberge Baton Rouge, Lumière Place, River City, and River Downs are registered trademarks of Pinnacle Entertainment, Inc. All rights reserved.

Additional Information and Where to Find It

In connection with the proposed merger, Ameristar plans to file a definitive proxy statement with the SEC and mail the proxy statement to its stockholders. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PINNACLE, AMERISTAR, THE PROPOSED MERGER AND RELATED MATTERS. The proxy statement, as well as other filings containing information about Pinnacle and Ameristar will be available, free of charge, from the SEC’s web site (www.sec.gov). Pinnacle’s SEC filings in connection with the transaction also may be obtained, free of charge, from Pinnacle’s website (www.pnkinc.com) under the tab “Investor Relations” and then under the heading “SEC Filings,” or by directing a request to Pinnacle, 8918 Spanish Ridge Ave., Las Vegas, Nevada, 89148, Attention: Investor Relations or (702) 541-7777. Ameristar’s SEC filings in connection with the transaction also may be obtained, free of charge, from Ameristar’s website (www.ameristar.com) under the tab “About Us,” “Investor Relations” and then under the heading “Ameristar Casinos SEC Reports & Filings,” or by directing a request to Ameristar, 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada, 89169, Attention: Investor Relations or (702) 567-7000.

Participants in the Merger Solicitation

Pinnacle and Ameristar and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information about Pinnacle’s directors and executive officers is included in Pinnacle’s Annual Report on Form 10-K/A for the year ended December 31, 2011, filed with the SEC on May 16, 2012 and the proxy statement for Pinnacle’s 2012 Annual Meeting of Stockholders, filed with the SEC on April 9, 2012. Information about

Ameristar’s directors and executive officers is included in Ameristar’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 28, 2012 and the proxy statement for Ameristar’s 2012 Annual Meeting of Stockholders, filed with the SEC on April 30, 2012. Additional information regarding these persons and their interests in the merger will be included in the definitive proxy statement relating to the merger when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Investor Relations	Media Relations
Vincent J. Zahn, CFA	Kerry Andersen
Vice President, Finance and Investor Relations	Director, Public Relations
702/541-7777 or investors@pnkmail.com	337/395-7631 or kandersen@pnkmail.com